Exhibit 35.4

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of June 9, 2017, by and among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Servicer, Aegon USA Realty Advisors, LLC, as Special Servicer, Wilmington Trust, National Association, as Trustee and Wells Fargo Bank, National Association, as Certificate Administrator and Custodian with respect to Commercial Mortgage Pass-Through Certificates Series 2017-GM (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.8 of the Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from June 9, 2017 through December 31, 2017 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2018.

Daniel Bober

Executive Vice President

Wells Fargo Bank